                                                                 EXHIBIT 99.4














                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                       CONSOLIDATED FINANCIAL STATEMENTS
                       ---------------------------------
                                  MAY 31, 1995
                                  ------------

                          Independent Auditor's Report
                          ----------------------------


To Board of Directors and
  Shareholders
RPM, Inc. and Subsidiaries
Medina, Ohio



  We have audited the accompanying consolidated balance sheets of RPM, Inc. and Subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RPM, Inc. and Subsidiaries at May 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended May 31, 1995, in conformity with generally accepted accounting principles.


                                          /s/ Ciulla Stephens & Co.
                                              _______________________________
                                              Ciulla Stephens & Co.

Cleveland, Ohio
July 7, 1995

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                    (In thousands except per share amounts)





                                     ASSETS
                                     ------

                                                                                                      May 31
                                                                                           ----------------------------
                                                                                             1995                1994
                                                                                           --------            --------
Current Assets
   Cash and short-term cash investments                                                    $ 19,870            $ 18,370
   Marketable securities, at cost (Note A)                                                    8,132               7,029
   Trade accounts receivable (less allowances
       of $9,616 in 1995 and $8,148 in 1994)                                                207,509             162,256
   Inventories (Note A)                                                                     169,154             130,487
   Prepaid expenses and other current assets                                                 16,637              16,388
                                                                                           --------            --------

          Total current assets                                                              421,302             334,530
                                                                                           --------            --------


Property, Plant and Equipment, At Cost (Note A)
   Land                                                                                      18,868              14,677
   Buildings and leasehold improvements                                                     131,178              96,019
   Machinery and equipment                                                                  210,660             152,498
                                                                                           --------            --------
                                                                                            360,706             263,194
   Less allowance for depreciation and
       amortization                                                                         156,657             112,160
                                                                                           --------            --------

          Property, plant and equipment, net                                                204,049             151,034
                                                                                           --------            --------


Other Assets
   Cost of businesses over net assets acquired,
       net of amortization (Note E)                                                         211,781             111,598
   Other intangible assets, net of amortization
       (Note E)                                                                              85,375              25,328
   Equity in unconsolidated affiliates                                                       14,857              12,509
   Other                                                                                     21,776              25,839
                                                                                           --------            --------

          Total other assets                                                                333,789             175,274
                                                                                           --------            --------


Total Assets                                                                               $959,140            $660,838
                                                                                           ========            ========





                See Notes to Consolidated Financial Statements.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                    ---------------------------------------

                    (In thousands except per share amounts)





                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                                                                         May 31
                                                                                              ----------------------------
                                                                                                1995                1994
                                                                                              --------            --------
Current Liabilities
   Accounts payable                                                                           $ 70,207            $ 50,737
   Current portion of long-term debt (Note B)                                                      643               1,196
   Accrued compensation and benefits                                                            29,932              20,458
   Accrued warranty and loss reserves                                                           23,897              12,978
   Other accrued liabilities                                                                    20,309              16,930
   Income taxes payable (Notes A and C)                                                          6,088               1,719
                                                                                              --------            --------

          Total current liabilities                                                            151,076             104,018


Long-Term Liabilities
  Long-term debt, less current maturities (Note B)                                             406,375             233,039
  Other long-term liabilities                                                                   14,405               4,772
  Deferred income taxes (Notes A and C)                                                         39,693               4,533
                                                                                              --------            --------

          Total liabilities                                                                    611,549             346,362
                                                                                              --------            --------


Shareholders' Equity
   Common shares, stated value $.023 per
       share; authorized 100,000,000 shares,
       issued and outstanding 56,957,000;
       56,751,000 in 1994 (Note D)                                                               1,296               1,291
   Paid-in capital                                                                             146,509             146,109
   Cumulative translation adjustment (Note A)                                                      580              (2,290)
   Retained earnings                                                                           199,206             169,366
                                                                                              --------            --------

          Total shareholders' equity                                                           347,591             314,476
                                                                                              --------            --------

Total Liabilities and Shareholders' Equity                                                    $959,140            $660,838
                                                                                              ========            ========





                See Notes to Consolidated Financial Statements.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                    (In thousands except per share amounts)





                                                                                       Year Ended May 31
                                                                      ---------------------------------------------------
                                                                         1995                 1994                 1993
                                                                      ----------            --------             --------
Net Sales                                                             $1,016,954            $815,598             $768,372

Cost of Sales                                                            581,246             476,146              448,079
                                                                      ----------            --------             --------

Gross Profit                                                             435,708             339,452              320,293

Selling, General and Administrative
  Expenses                                                               305,429             237,931              236,955

Interest Expense, Net                                                     23,422              13,427               17,202
                                                                      ----------            --------             --------

Income Before Income Taxes                                               106,857              88,094               66,136

Provision for Income Taxes (Note C)                                       45,758              35,454               26,638
                                                                      ----------            --------             --------

Net Income                                                            $   61,099            $ 52,640             $ 39,498
                                                                      ==========            ========             ========


Average shares outstanding (Note D)                                       57,243              56,717               53,267
                                                                      ==========            ========             ========

Earnings per common share and common
  share equivalents (Note D)                                             $1.07                $.93                $.74
                                                                         =====                ====                ====

Earnings per common share assuming
  full dilution (Note D)                                                 $1.01                $.89                $.72
                                                                         =====                ====                ====


Cash dividends per common share                                          $.55                 $.51                $.47
                                                                         ====                 ====                ====





                See Notes to Consolidated Financial Statements.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------

                    (In thousands except per share amounts)



                                        Common Stock
                                 --------------------------
                                                                                         Cumulative
                                   Number            Stated           Paid-In           Translation        Retained
                                 Of Shares            Value           Capital            Adjustment        Earnings          Total
                                 ---------           -------          -------            ----------       ---------        ---------
                                 (Note D)
Balance at May 31, 1992            52,855           $  1,203           $101,959           $    352         $129,846        $233,360
   Net income                                                                                                39,498          39,498
   Dividends paid                                                        (   63)                            (22,370)        (22,433)
   Sub S Corp. income                                                       122                             (   122)
   Sub S Corp. distributions                                             (6,040)                                            ( 6,040)
   Stock option exercises             145                  3                661                                                 664
   Amendment of articles                                                 (  125)                                            (   125)
   Translation adjustments                                                                  (1,025)                         ( 1,025)
                                 --------           --------           --------           --------        ---------        --------

Balance at May 31, 1993            53,000              1,206             96,514             (  673)         146,852         243,899
   Net income                                                                                                52,640          52,640
   Dividends paid                                                                                           (27,949)        (27,949)
   Sub S Corp. income                                                     2,177                             ( 2,177)
   Sub S Corp. distributions                                             (1,614)                                            ( 1,614)
   Stock option exercises              75                  1                566                                                 567
   Conversion of debt               3,676                 84             48,466                                              48,550
   Translation adjustments                                                                  (1,617)                         ( 1,617)
                                 --------           --------           --------           --------       ----------        --------

Balance at May 31, 1994            56,751              1,291            146,109             (2,290)         169,366         314,476
   Net income                                                                                                61,099          61,099
   Dividends paid                                                                                           (31,259)        (31,259)
   Business combinations              108                  3             (  252)                                            (   249)
   Stock option exercises              98                  2                652                                                 654
   Translation adjustments                                                                   2,870                            2,870
                                 --------           --------           --------           --------       ----------        --------


Balance at May 31, 1995            56,957           $  1,296           $146,509           $    580         $199,206        $347,591
                                 ========           ========           ========           ========         ========        ========





                See Notes to Consolidated Financial Statements.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                    (In thousands except per share amounts)



                                                                                Year Ended May 31
                                                                   ------------------------------------------
                                                                     1995             1994             1993
                                                                   --------         --------         --------
Cash Flows From Operating Activities:
   Net income                                                      $ 61,099         $ 52,640         $ 39,498
   Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                              36,946           25,905           22,283
          Increase (decrease) in deferred liabilities              (    697)         (   916)        (    254)
          (Earnings) loss of unconsolidated affiliates             (  2,638)         ( 1,732)        (  2,303)
          Distribution from joint venture                             1,000            1,220            1,000
   Changes in assets and liabilities, net of effect
       from purchases and sales of businesses:
          (Increase) in marketable securities                      (  1,104)         ( 2,375)        (    316)
          (Increase) in accounts and notes receivable              ( 10,485)         ( 1,066)        (  8,112)
          (Increase) in inventory                                  ( 20,182)         ( 2,195)        (    733)
          (Increase) in prepaids and other assets                  (    644)         ( 7,198)        (  4,582)
          Increase (decrease) in accounts payable                    10,609          ( 9,985)           7,975
          Increase (decrease) in accrued liabilities                  7,942          ( 2,034)           8,052
          Other                                                    (    601)         (   781)        (    858)
                                                                   --------         --------         --------
                                                                     81,245           51,483           61,650
                                                                   --------         --------         --------

Cash Flows From Investing Activities:
   Capital expenditures                                            ( 28,192)         (25,700)        ( 18,320)
   Acquisition of new businesses, net of cash
       acquired                                                    (173,483)         ( 4,094)        ( 10,161)
                                                                   --------         --------         --------
                                                                   (201,675)         (29,794)        ( 28,481)
                                                                   --------         --------         --------

Cash Flows From Financing Activities:
   Additions to long-term debt                                      251,726           72,320          147,496
   Reductions of long-term and short-term debt                     ( 98,942)         (69,528)        (153,655)
   Cash dividends paid                                             ( 31,259)         (30,126)        ( 27,855)
   Exercise of stock options                                            654              567              664
   Other                                                           (    249)             563         (  1,282)
                                                                   --------         --------         --------
                                                                    121,930          (26,204)        ( 34,632)
                                                                   --------         --------         --------

Net Increase (Decrease) in Cash                                       1,500          ( 4,515)        (  1,463)

Cash at Beginning of Year                                            18,370           22,885           24,348
                                                                   --------         --------         --------

Cash at End of Year                                                $ 19,870         $ 18,370         $ 22,885
                                                                   ========         ========         ========

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
       Interest                                                    $ 16,375          $ 7,461         $ 13,646
       Income taxes                                                  42,086           37,708           25,401

Supplemental Schedule of Non-cash Investing and
   Financing Activities:
       Conversion from debt to equity                                                 48,550
       Interest accreted on LYONs                                     8,228            7,812            4,999





                See Notes to Consolidated Financial Statements.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                          MAY 31, 1995, 1994 AND 1993
                          ---------------------------




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------
         (1)     Principles of Consolidation

                 The consolidated financial statements include the accounts of RPM, Inc. and its wholly owned domestic and foreign subsidiaries. The Company accounts for its investment in less than majority owned joint ventures under the equity method. Intercompany accounts, transactions and unrealized profits and losses are eliminated in consolidation.

                 Certain reclassifications have been made to prior year amounts to conform with the current year presentation.


         (2)     Business Combinations

                 On June 28, 1994, the Company acquired all the outstanding shares of Rust-Oleum Corporation for $176,500,000 in cash. Rust-Oleum manufactures and markets primarily rust-preventative coatings for the consumer market. This acquisition was accounted for by the purchase method of accounting and the difference of $102,000,000 (including $36,000,000 in deferred tax liabilities) between the fair value of net assets acquired and the purchase consideration has been allocated to goodwill. The Company's financial statements reflect the assets, liabilities and operating results of Rust-Oleum from the date of acquisition forward.

                 Pro forma amounts as if Rust-Oleum had been acquired on June 1, 1993, are as follows:

                                                                    Year Ended May 31
                                                              ------------------------------
                                                                 1995                 1994
                                                              ----------            --------
                                                                        (Unaudited)
                                                                   (In thousands except
                                                                     per share amounts)

                 Net Sales                                    $1,034,043            $955,845
                                                              ==========            ========

                 Net Income                                   $   62,349            $ 49,563
                                                              ==========            ========

                 Earnings per common share and common
                   share equivalent                             $1.09                 $.87
                                                                =====                 ====

                 Earnings per common share assuming
                   full dilution                                $1.03                 $.84
                                                                =====                 ====

                 During the year ended May 31, 1994, the Company acquired Dynatron/Bondo Corporation and Stonhard, Inc. in exchange for 5,678,000 shares in transactions accounted for as poolings of interests.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          -----------------------------------------------------
                         MAY 31, 1995, 1994 and 1993
                         ---------------------------




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
---------------------------------------------------
         (3)     Foreign Currency

                 For the periods presented, assets and liabilities have been translated using exchange rates prevailing at year end.
                 Income and expense for the periods have been translated using an average exchange rate. The resulting translation adjustments have been recorded in shareholders' equity and will be included in net earnings only upon the sale or liquidation of the underlying foreign investment, which is not contemplated at this time. Transaction gains and losses have been immaterial during the past three fiscal years.

         (4)     Cash Equivalents

                 For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         (5)     Marketable Securities

                 Marketable securities are included in the accompanying consolidated balance sheets at cost, which approximates market.


         (6)     Inventories

                 Inventories are stated at the lower of cost or market, cost being determined substantially on a first-in, first-out (FIFO) basis and market being determined on the basis of replacement cost or net realizable value. Inventory costs include raw material, labor and manufacturing overhead. Inventories were composed of the following major classes:

                                                                                                  May 31
                                                                                      -------------------------------
                                                                                        1995                   1994
                                                                                      --------               --------
                                                                                            (In thousands)

                          Raw material and supplies                                  $ 59,797                $ 45,286
                          Finished goods                                              109,357                  85,201
                                                                                     --------                --------
                          Total Inventory                                            $169,154                $130,487
                                                                                     ========                ========


         (7)     Depreciation

                 Depreciation is computed over the estimated useful lives of the assets primarily using the straight-line method. The annual depreciation rates are based on the following ranges of useful lives:

                          Land improvements                          5 to 25 years
                          Buildings and improvements                10 to 50 years
                          Machinery and equipment                    3 to 20 years

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          -----------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -  Continued
---------------------------------------------------

         (8)     Research and Development

                 Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the three years ended May 31, 1995, were $12,337,000, $11,081,000 and $9,952,000, respectively. The customer sponsored portion of such expenditures was not significant.


         (9)     Interest Expense, Net

                 Interest expense is shown net of investment income which consists primarily of interest and dividends. Investment income for the three years ended May 31, 1995 was $1,645,000, $856,000 and $1,317,000, respectively.


        (10)     Income Taxes

                 The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return. The tax effects of transactions are recognized in the year in which they enter into the determination of net income, regardless of when they are recognized for tax purposes. As a result, income tax expense differs from actual taxes payable. The accumulation of these differences at May 31, 1995, is shown as a noncurrent liability of $39,693,000 (net of a noncurrent asset of $11,396,000). At May 31, 1994, the noncurrent liability was $4,533,000 (net of a noncurrent asset of $8,264,000). The Company does not intend to distribute the accumulated earnings of consolidated foreign subsidiaries amounting to $26,347,000 at May 31, 1995, and $22,234,000 at May 31, 1994, and
                 therefore no provision has been made for the taxes which would result if such earnings were remitted to the Company.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          -----------------------------------------------------
                         MAY 31, 1995, 1994 and 1993
                         ---------------------------

NOTE B - BORROWINGS

         A description of long-term debt follows:

                                                                                         May 31
                                                                                ----------------------------
                                                                                  1995                1994
                                                                                --------            --------
                                                                                       (In thousands)
 $400  million face  value at  maturity  Liquid Yield  Option Notes
 (LYONs)  due 2012.   The 5.25% LYONs are  zero coupon subordinated
 notes currently  convertible at $20.85  ($19.80 at  May 31,  1994)
 and are  redeemable by  the  holder for  the issuance  price  plus accrued original  issue discount in September 1997, 2002 and 2007.
 There are  7,813,000 shares  reserved for  the conversion  of this
 debt.                                                                          $162,923            $154,695

 Revolving  credit  agreement  for  $300,000,000  with  nine  banks through  June 28, 1997.  Interest, which is tied to one of various
 rates, was 6.57% at May 31, 1995.  (See Note L)                                 190,000

 Revolving  credit   agreement  for  $55,000,000  refinanced   with
 proceeds from the credit agreement described above.                                                  45,000

 Multi-currency   revolving   credit   agreement   for  $45,000,000
 ($30,000,000 at  May 31, 1994)  with a bank  through December  14,
 1996.  Interest, which  is tied to one of various rates,  averaged
 5.22% on the $18,321,000 Dutch Guilder component and 6.01% on  the
 $20,842,000 Belgian Franc component at May 31, 1995.                             39,163              30,732

 6.75%  unsecured  senior  notes  due  to an  insurance  company in
 annual installments from 1997 through 2003.                                      12,000

 Other  notes and  mortgages payable  at various rates  of interest
 due  in  installments   through  2005,  substantially  secured  by
 property.                                                                         2,932               3,808
                                                                                --------            --------
                                                                                 407,018             234,235
 Less current portion                                                                643               1,196
                                                                                --------            --------
 Total long-term debt, less current
   maturities                                                                   $406,375            $233,039
                                                                                ========            ========

         Additionally, at May 31, 1995, the Company had an unused short-term line of credit with a bank for $17,727,000.

         The aggregate maturities of long-term debt for the five years subsequent to May 31, 1995, are as follows: 1996 - $643,000; 1997 -
         $39,683,000; 1998 - $192,108,000; 1999 - $2,105,000; 2000 -
         $2,105,000.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            -----------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------


NOTE C - TAXES
--------------
         The provision for taxes on income includes the following:

                                                                                           Year Ended May 31
                                                                                    ------------------------------
                                                                                 1995              1994               1993
                                                                               --------          --------           --------
                                                                                            (In thousands)
         Federal income tax rate of 35% in
          1995 and 1994, 34% in 1993, applied
          to income before income taxes                                        $ 37,400          $ 30,833           $ 22,486

         Increase (decrease) in taxes result-
           ing from:

           Tax credits                                                           (  411)           (  439)              (275)

           State and local taxes - Net of
             federal income tax benefit                                           4,793             3,705              3,326

           Foreign taxes in excess of U.S.
             Federal tax rate                                                     1,440             1,282                870

           Permanent differences between tax
             and book basis, related to
             acquisitions                                                         1,880             1,093                939

           Difference between tax and book
             income, related to pooled entities                                    -               (1,137)              (153)

           All other items, none of which
              exceed 5% of computed tax                                             656               117               (555)
                                                                               --------          --------           --------

         Actual tax expense                                                    $ 45,758          $ 35,454           $ 26,638
                                                                               ========          ========           ========

         Actual tax rate                                                       42.82%             40.25%            40.27%
                                                                               ======             ======            ======

         The provision for income taxes consists of the following:

           Current
             Federal                                                           $ 34,292          $ 24,674           $ 19,358
             State                                                                7,374             5,700              5,040
             Foreign                                                              4,789             3,717              2,745
                                                                               --------          --------           --------
                                                                                 46,455            34,091             27,143

           Deferred
             Federal                                                               (809)            2,059               (493)
             Foreign                                                                112            (  696)              ( 12)
                                                                               --------          --------           --------

         Actual tax expense                                                    $ 45,758          $ 35,454           $ 26,638
                                                                               ========          ========           ========

         Deferred income taxes result from timing differences in recognition of revenue and expense for book and tax purposes, primarily from the tax timing differences relating to business combinations.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------



NOTE D - COMMON SHARES
----------------------

         There are 100,000,000 common shares authorized with a stated value of $.023 per share. At May 31, 1995 and 1994, there were 56,957,000 and 56,751,000 shares outstanding respectively, each of which is entitled to one vote. See consolidated statements of shareholders' equity for more information.

         Earnings per share are based on the weighted average number of common shares and common share equivalents outstanding during each year (57,243,000 in 1995, 56,717,000 in 1994, and 53,267,000 in 1993). In
         computing such average number of shares outstanding, the number of common shares was increased by common stock options with exercisable prices lower than the average market prices of common shares during each year and reduced by the number of shares assumed to have been purchased with the proceeds from the exercise of the options.

         The Company has options outstanding under two stock option plans, the 1979 Nonqualified Stock Option Plan, which, prior to its expiration in September 1989, provided for the granting of options for up to 1,683,000 shares, and the 1989 Stock Option Plan, which provides for the granting of options for up to 2,813,000 shares at a price equal to the fair market value at the date of grant. These options are exercisable cumulatively in equal annual installments commencing one year from the grant date and have expiration dates ranging from February 1996 to February 2005. At May 31, 1995, 1,433,000 shares (1,795,000 May 31, 1994) were available for future grant.

         Transactions during the two years are summarized as follows:

                                                                                              Shares Under Option
                                                                                              -------------------
                                                                                             1995              1994
                                                                                            ------            ------
                                                                                                 (In thousands)

                 Outstanding, beginning of year                                               1,252             1,084
                 Granted during the year                                                        362               256
                 Expired during the year                                                       ( 23)              ( 4)
                 Exercised during the year (at prices
                   ranging from $7.33 to $18.00 per
                   share)                                                                      (128)              (84)
                                                                                             ------            ------

                 Outstanding, end of year (at an
                   average price of $14.53 ranging
                   from $6.75 to $19.25 per share)                                            1,463             1,252
                                                                                              =====             =====

                 Exercisable, end of year (at an
                   average price of $11.82 ranging
                   from $6.75 to $18.00 per share)                                              748               656
                                                                                              =====             =====

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------

NOTE E - INTANGIBLES
--------------------

         The excess of cost over the underlying value of the net assets of companies acquired is being amortized on the straight-line basis, primarily over forty years. Amortization expense charged to operations for the three years ended May 31, 1995 was $5,888,000, $3,688,000 and $3,265,000, respectively. Cost of businesses over net assets acquired is shown net of accumulated amortization of $26,630,000 at May 31, 1995 ($20,007,000 at May 31, 1994).

         The cost of formulae, trademarks and other intangibles acquired are being amortized on the straight-line basis over their estimated lives, ranging generally from ten to forty years. Amortization expense charged to operations for the three years ending May 31, 1995, was $4,991,000, $1,142,000 and $1,960,000, respectively. Intangibles are shown net of accumulated amortization of $12,940,000 at May 31, 1995 ($7,859,000 at May 31, 1994).


NOTE F - LEASES
---------------

         At May 31, 1995, certain property, plant and equipment were leased by the Company under long-term leases. Certain of these leases provide for increased rental based upon an increase in the cost-of-living index. Future minimum lease commitments as of May 31, 1995, for all noncancellable leases are as follows:

                          May 31                                             (In thousands)
                          ------                                             --------------
                           1996                                                 $  3,915
                           1997                                                    3,052
                           1998                                                    2,333
                           1999                                                      992
                           2000                                                      294
                   Thereafter                                                        211
                                                                                --------
         Total minimum lease commitments                                        $ 10,797
                                                                                ========

         Rental expenses for all operating leases totalled $6,936,000 in 1995, $5,873,000 in 1994 and $5,777,000 in 1993. Capitalized leases were insignificant for the three year period ended May 31, 1995.


NOTE G - RETIREMENT PLANS
-------------------------

         To provide uniform retirement income for its non-union employees, the Company has a defined benefit retirement plan in which substantially all non-union employees participate. The Retirement Plan is a non-contributory plan fully paid for by the Company, with accrued benefits vesting after five years of service. This plan provides benefits that are based on years of service and average compensation. Benefits for union employees are provided by separate plans and are generally based on years of service. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------


NOTE G - RETIREMENT PLANS - Continued
-------------------------

         The net periodic pension cost for the three years ended May 31, 1995, included the following components:

                                                                             1995               1994               1993
                                                                           --------           --------           --------
                                                                                           (In thousands)
         Service cost - Benefits earned
           during the period                                               $  3,524           $  2,750           $  2,087
         Interest cost on projected
           benefit obligations                                                2,533              2,171              1,919
         Actual return on plan assets                                         1,753             (1,678)            (1,783)
         Net amortization and deferral                                       (3,540)            (  514)               536
                                                                           --------           --------           --------
         Net pension cost                                                  $  4,270           $  2,729           $  2,759
                                                                           ========           ========           ========

         The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 8.5% (7.5% for May 31, 1994) and 5%, respectively. The expected long-term rate of return on assets was 8.5% (8.0% for 1993). The plans' assets consist primarily of stocks, bonds and fixed income securities.

         The following table sets forth the funded status of the Company's pension plans and the amounts reflected in the accompanying balance sheets:

                                                                                                      May 31
                                                                                           ------------------------------
                                                                                             1995                  1994
                                                                                           --------              --------
                                                                                                   (In thousands)
         Actuarial present value of projected benefit
           obligation:
              Vested employees                                                             $ 41,970              $ 22,174
              Nonvested employees                                                             1,359                 1,223
                                                                                           --------              --------
              Accumulated benefit obligation                                                 43,329                23,397
              Additional amount related to projected
                salary increases                                                              7,297                 7,530
                                                                                           --------              --------
         Total projected benefit obligation                                                  50,626                30,927
         Funded assets at fair value                                                         41,542                24,003
                                                                                           --------              --------
         Projected benefit obligation in excess
            of assets                                                                       ( 9,084)               (6,924)
         Unamortized net asset existing at date
           of adoption                                                                      (   586)               (  657)
         Unrecognized prior service cost                                                        731                 1,477
         Unrecognized net loss                                                                3,994                 5,511
                                                                                           --------              --------

         Accrued pension cost                                                              $( 4,945)             $ (  593)
                                                                                           ========              ========

         Some subsidiaries have non-contributory, qualified defined contribution plans and other subsidiaries contribute to multi-employer plans for their collective bargaining groups. Contributions to these plans were immaterial for the three year period ended May 31, 1995.
         In addition, the Company maintains a non-contributory 401(K) Plan for substantially all non-union employees in the United States.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------

NOTE H - POSTRETIREMENT HEALTH CARE BENEFITS
--------------------------------------------

         In addition to the defined benefit pension plan, the Company also provides health care benefits to certain of its retired employees through unfunded plans. Employees become eligible for these benefits if they meet minimum age and service requirements. The Company elected to recognize its transition obligation upon adoption of SFAS No. 106 in 1993. The components of this expense for the three years ended May 31, 1995 were as follows:

                                                                        1995                  1994                 1993
                                                                      --------              --------             --------
                                                                                         (In thousands)
            Immediate recognition of
              transition obligation                                   $                     $                    $  1,091
            Service cost - Benefits
              earned during this period                                     47                                         10
            Interest cost on the
              accumulated obligation                                       763                   199                  199
           Net amortization                                                 20
                                                                      --------              --------             --------
            Net periodic postretirement
              expense                                                 $    830              $    199             $  1,300
                                                                      ========              ========             ========


         The accumulated postretirement obligation recognized on the May 31, 1995 and May 31, 1994 balance sheets are comprised of the following components:


                                                                                              1995                 1994
                                                                                            --------             --------
            Current retirees                                                                $  8,385             $  2,314
            Future retirees                                                                    1,427                  282
            Unrecognized net loss                                                               (315)
                                                                                            --------             --------

            Accumulated postretirement benefit
             obligation                                                                     $  9,497             $  2,596
                                                                                            ========             ========

         An 8.5% (8% at May 31, 1994) discount rate was used in determining the accumulated postretirement benefit obligation. A 12% increase in the cost of covered health care benefits was assumed for fiscal 1995.
         This rate is assumed to decrease incrementally to 6% after several years and remain at that level thereafter except for various union plans which will cap at alternate benefit levels. A 1% increase in the health care costs trend rate would have increased the accumulated postretirement benefit obligation as of May 31, 1995 by $953,000 and the net postretirement expense by $83,000.


NOTE I - CONTINGENCIES
----------------------

         The Company is a party to various legal and environmental actions which have arisen in the ordinary course of business. Environmental expenditures caused by current or past operations are expensed while expenditures relating to future operations are capitalized. The Company records liabilities when costs are probable and can be reasonably estimated. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------


NOTE J - INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION
---------------------------------------------------------

         The Company operates principally in one business segment -- the manufacture and sale of protective coatings.

         Information concerning the Company's operations in different geographical areas of the Company's business at May 31, 1995, 1994 and 1993 and for the years then ended is summarized as follows:


                                                                             Other
                                    United              European            Foreign          Corporate
                                    States             Operations          Operations          Office            Total
                                   --------            ----------          ----------         --------          -------
Net Sales
---------
   May 31, 1995                     $899,337             $ 85,537            $ 32,080          $               $1,016,954
   May 31, 1994                      714,968               71,912              28,718                             815,598
   May 31, 1993                      659,795               77,628              30,949                             768,372


Net Income
----------
   May 31, 1995                       72,928                2,404                 876          (15,109)            61,099
   May 31, 1994                       60,805                  502                  80          ( 8,747)            52,640
   May 31, 1993                       51,628               (2,938)             (1,242)         ( 7,950)            39,498


Assets Employed
---------------
   May 31, 1995                      775,329              123,639              16,926           43,246            959,140
   May 31, 1994                      494,541              112,545              15,899           37,853            660,838
   May 31, 1993                      497,290               96,933              14,828           39,473            648,524


         The above sales do not include approximately $96,000,000 of product sales through joint ventures and licensees worldwide.

         Export sales were less than 10% of total consolidated revenue for each of the three years.

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1995, 1994 AND 1993
                         ---------------------------


NOTE K - INTERIM FINANCIAL INFORMATION (Unaudited)
--------------------------------------

         The following is a summary of the unaudited quarterly results of operations for the years ended May 31, 1995 and 1994:


                                                                            Three Months Ended
                                                   ---------------------------------------------------------------------
                                                   August 31          November 30           February 28           May 31
                                                   ---------          -----------           -----------           ------
                                                                 (In thousands except per share amounts)
         1995
         ----
           Net Sales                               $253,497             $253,229              $229,783           $280,445
                                                   --------             --------              --------           --------
           Gross Profit                             106,973              107,113                95,309            126,313
                                                   --------             --------              --------           --------
           Net Income                                18,391               15,272                 7,303             20,133
                                                   --------             --------              --------           --------
           Primary Earnings
             Per Share                               $.32                  $.27                  $.13              $.35
                                                     ====                  ====                  ====              ====

           Fully Diluted Earnings
             Per Share                               $.30                  $.25                  $.13              $.33
                                                     ====                  ====                  ====              ====

         1994
         ----
           Net Sales                               $209,347             $202,243              $186,562           $217,446
                                                   --------             --------              --------           --------
           Gross Profit                              89,514               84,777                75,437             89,724
                                                   --------             --------              --------           --------
           Net Income                                15,262               13,933                 6,565             16,880
                                                   --------             --------              --------           --------
           Primary Earnings
             Per Share                               $.27                  $.25                  $.12              $.30
                                                     ====                  ====                  ====              ====

           Fully Diluted Earnings
             Per Share                               $.25                  $.23                  $.12              $.28
                                                     ====                  ====                  ====              ====

         The computation of fully diluted earnings per share reflects additional shares issuable assuming conversion of convertible securities.

         Quarterly earnings per share do not total to the earnings per share due to the weighted average number of shares outstanding in each quarter.


NOTE L - SUBSEQUENT EVENTS
--------------------------

         On June 15, 1995, the Company issued and sold $150,000,000 aggregate principal amount of 7% Senior Notes Due 2005. The net proceeds of the offering were used to reduce the balance of the Company's $300,000,000 revolving credit agreement from $190,000,000 to $40,000,000.

                                  RPM, INC.
                                  ---------

                          ANNUAL REPORT ON FORM 10-K
                          --------------------------

                    FOR THE FISCAL YEAR ENDED MAY 31, 1995
                    --------------------------------------

                        FINANCIAL STATEMENT SCHEDULES
                        -----------------------------

                   Report of Independent Public Accountants
                   ----------------------------------------


In connection with our examination of the consolidated financial statements of RPM, Inc. and Subsidiaries at May 31, 1995 and May 31, 1994, and for each of the three years in the period ended May 31, 1995 which report thereon dated July 7, 1995 is incorporated by reference in this Annual Report on Form 10-K, we also examined the financial statement schedule listed in the accompanying index at Item 14(a)(2). In our opinion, this financial statement schedule presents fairly, when read in conjunction with the related consolidated financial statements, the financial data required to be set forth therein.


                                             /s/ Ciulla Stephens & Co.
                                                 ----------------------------
                                                 Ciulla Stephens & Co.
Cleveland, Ohio
July 7, 1995

                                                    RPM, INC. AND SUBSIDIARIES
                                                    --------------------------
                                          VALUATION AND QUALIFYING ACCOUNTS AND RESERVES                                Schedule II
                                          ----------------------------------------------
                                                          (In Thousands)

                                                                Additions
                                                               Charged To
                                              Balance at       Selling and                                              Balance at
                                              Beginning        General and                                                 End
                                              Of Period      Administrative     Acquisitions        Deductions           Of Period
                                              ----------     --------------     ------------        ----------          ----------
Year Ended May 31, 1995
-----------------------
  Allowance for doubtful accounts             $  8,148          $  3,097          $  1,248          $  2,877(1)          $  9,616
                                              ========          ========          ========          ========             ========
  Accrued warranty and loss reserves          $ 12,978          $ 12,767          $  5,420          $  7,268(2)          $ 23,897
                                              ========          ========          ========          ========             ========

Year Ended May 31, 1994
-----------------------
  Allowance for doubtful accounts             $  6,901          $  4,184          $     70          $  3,007(1)          $  8,148
                                              ========          ========          ========          ========             ========
  Accrued warranty and loss reserves          $ 13,753          $  7,312          $                 $  8,087(2)          $ 12,978
                                              ========          ========          ========          ========             ========

Year Ended May 31, 1993
-----------------------
  Allowance for doubtful accounts             $  5,586          $  4,535          $    192          $  3,412(1)          $  6,901
                                              ========          ========          ========          ========             ========
  Accrued warranty and loss reserves          $ 11,582          $  5,704          $    460          $  3,993(2)          $ 13,753
                                              ========          ========          ========          ========             ========

(1)  Uncollectible accounts written off, net of recoveries
(2)  Claims paid during the year